Exhibit 99.1

CONTACT:	Steve Pickman or Marta Myers
913-367-1480

FOR IMMEDIATE RELEASE:
MGPI STOCKHOLDERS RE-ELECT SCHALLER,
MILLER, BRAUDE TO BOARD

ATCHISON, Kan., October 12, 2006—Daryl R. Schaller, Ph.D., president of Schaller Consulting, Homosassa, Fla., and Linda E. Miller, independent marketing consultant and a member of the University of Kansas engineering management faculty, have been re-elected to the Board of Directors of MGP Ingredients, Inc. (Nasdaq/MGPI) by holders of the company’s common stock.  Michael Braude, retired president and chief executive officer of the Kansas City Board of Trade has been re-elected to the board by holders of the company’s preferred stock.  The terms of all three expire in 2009.

Results of the elections were announced at the company’s annual meeting of stockholders today in Atchison.  Stockholders also approved a restricted stock plan for non-employee directors, which was the only other item on this year’s ballot.

Dr. Schaller has been a member of the company’s board since October, 1997.  He currently serves as chairman of the board’s human resources and compensation committee and is a member of the audit review committee.  Dr. Schaller’s professional career spans several years in scientific research and consultation in the food industry.   He began his consulting business 10 years ago and, from November, 2001 through June, 2003, he served as vice president of research and development of International Multifoods Corp., Minneapolis.  He previously spent 25 years with the Kellogg Company, retiring in 1996 as Kellogg’s senior vice president of scientific affairs.

Miller, who was first elected to the board of MGP Ingredients in 2000, also currently serves on the board’s audit review and human resources and compensation committees.  She has been an independent marketing consultant for 18 years and a member of the University of Kansas faculty since 1989.  Prior to that, she spent six years as marketing director of the American Business Women’s Association, Kansas City, Mo., five years as general manager and sales manager for Baxter, a hospital supply company headquartered in Chicago, and five years in various marketing and sales positions with DuPont.

Braude became a director of MGPI in 1991.  He, too, is a member of the board’s audit review and human resources and compensation committees.  Braude served for 16 years as president and CEO of the Kansas City Board of Trade, retiring from that position in 2000.  From November, 2000 until March, 2004, he served as executive vice president of Country Club Bank, Kansas City, Mo.  Prior to 1984, he was executive vice president and a director of American Bank and Trust Company of Kansas City.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products, including specialty proteins and starches and food grade and fuel grade alcohol.  The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities

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